ACQUSALUT INC.

On November 2, 2019, Patrick Bollar (PB) loaned Acqusalut Inc. (“the Company”) a convertible loan of $20,000 at 8% interest per year with the option to convert that loan plus accumulated interest to Class A common shares of the Company with a par value of $0.0001 at $0.05 per share. As of April 30, 2020, that loan with the added accumulated interest has a balance of $20,796 and PB hereby converts that balance of $20,796 loan at $0.05 for a total of 415,918 Class A common shares of the Company.

Non-registration of Securities

The Class A Common Stock of Acqusalut Inc., being  converted  to 415,918 class A  shares are not registered under the Securities Act of 1933, as amended, or any state’s securities laws, on the grounds that the transaction in which the Shares are to be issued either qualifies for applicable exemptions from the securities registration requirements of such statutes or such registration requirements have been satisfied.  The exemptions being claimed include, but are not necessarily limited to, those available under Section 4(2) of the Securities Act, the judicially created Section 4(1½) exemption and, the reliance by the Company upon the exemptions from the securities registration requirements of the federal and state securities laws is predicated in part on the representations, understandings and covenants set forth in this Agreement.

PB understands that, in furtherance of the transfer restrictions stated above:

(i)

The Company will record stop transfer instructions in its stock record books to restrict an impermissible resale or other transfer of the securities; and

(ii)

Each document evidencing the Securities will bear a restrictive legend in substantially the following form:

The shares evidenced by this certificate have not been registered under either the Securities Act of 1933, as amended, or the securities laws of any state.  These securities may not be offered for sale, sold, assigned, pledged, hypothecated, or otherwise transferred: at any time absent either (A) registration of the transaction under the Securities Act of 1933, as amended, and every other applicable state securities law or (B) the issuer’s receipt of an acceptable opinion of counsel that registration of the transaction under those laws is not required.

/s/Patrick Bollar

/s/ I Andrew Weeraratne

Patrick Bollar

I Andrew Weeraratne

10042 Pinedale Drive

7135 Collins Ave No 624

Colorado Springs, Co 80920

Miami Beach, FL 33141

May 18, 2020

May 18, 2020